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200 Berkeley Street
Boston, Massachusetts 02106




State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA  02171

Re:      EVERGREEN CALIFORNIA MUNICIPAL MONEY MARKET FUND
         EVERGREEN U.S. GOVERNMENT MONEY MARKET FUND

To:      Elizabeth B. Solomon

This is to advise you that Evergreen Money Market Trust ("the Trust") has established two new series of shares to be known as EVERGREEN CALIFORNIA MUNICIPAL MONEY MARKET FUND and EVERGREEN U.S. GOVERNMENT MONEY MARKET FUND. In accordance with the Additional Funds provision of Section 18 of the Custodian Contract dated 9/18/97 between the Evergreen Funds and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for the two new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Funds and retaining one copy for your records.

Evergreen Money Market Trust

By:____________________________
         Elizabeth A. Boisvert

Title:___________________________
         Assistant Secretary

Agreed to this ________day of_________, 1999.

State Street Bank and Trust Company

By:_____________________________

Title:____________________________